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                                                       Exhibit 99


[KCPL Logo]                               P. O. Box 418679
                                          Kansas City, MO
                                          641410-9679
                                          (816) 556-2200
                                          www.kcpl.com

FOR IMMEDIATE RELEASE


KCPL ESTIMATES FINANCIAL IMPACT OF PLANT EXPLOSION; PLANS FOR FUTURE

KANSAS CITY, MO. (MARCH 2, 1999) -- Kansas City Power & Light (NYSE: KLT) estimates a net increase in costs of between $6.5 million and $11.5 million (before tax) for the year 1999, as a result of the February 17th boiler explosion at the company's 479-megawatt Hawthorn Generating Station's Unit #5. The company's total accredited generating capacity is 3,701 mw.

This estimate is based on increases of approximately $25 million to $30 million in fuel and purchased power costs and reduced sales of bulk power, assuming normal weather and operating conditions. KCPL anticipates that the impact of these higher costs will be offset by the following estimated savings:

- $11.5 million in reduced O&M costs, including normally scheduled maintenance at Hawthorn and rescheduled maintenance outages at other plants
-    $  5.0 million in insurance coverage for replacement power
-    $  1.0 million in reduced Hawthorn depreciation
-    $  1.0 million in rail management savings

These impact estimates are for 1999 only. The company will continue to evaluate any impact on future years.

Though investigation of the cause of the explosion is still under way, preliminary indications are that the damage was caused by an explosion of accumulated gas in the boiler's firebox. The company has insurance coverage for this type of event, with
limits of $300 million.   What caused the ignition of the gas is
not yet known. The boiler was not operating at the time of the explosion, and there were no injuries.

The company is evaluating several alternatives regarding the replacement of the power generated by Unit #5 and is confident that it can secure sufficient power to meet its customers' energy needs during this summer and beyond. On average, Hawthorn Unit #5 generated approximately 2 million megawatt hours each year. The company plans to make up this lost generation by:

- redirecting approximately 1.1 million mwh of annual bulk power sales for use by KCPL's retail customers
- rescheduling planned maintenance outages at other plants to maximize available generation
- placing Hawthorn #6, a 142 mw gas-fired combustion turbine, into commercial operation this spring

Utilizing this strategy, the company estimates a remaining energy requirement of approximately 350,000 mwh, which will be obtained through a combination of firm and spot market purchases.


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Even prior to the explosion, the company was finalizing contracts to bring on line an additional 294 mw of capacity by the summer of 2000, in addition to Hawthorn 6. The capacity projects involve repowering an existing unit and adding two new combustion turbines. Plans call for these projects to be located at the Hawthorn site. The company also plans to permanently replace the lost capacity at Hawthorn and is exploring size, fuel source and technology alternatives.

The company does not anticipate rate increases as a result of the Hawthorn explosion.

Work began yesterday to dismantle the damaged boiler. The work will occur in two phases, with the initial work focusing on stabilization of the explosion site and removing structures with the greatest potential of shifting or falling. This is expected to take several days. The remaining demolition of the boiler is expected to take several additional weeks .

                              XXXX

Media Contact: Pam Levetzow        Financial Contact:  David Myers
               816-556-2926                           816-556-2312

Kansas City Power & Light Company is a leading provider of energy and related products and services to a growing and diversified service territory encompassing metropolitan Kansas City and parts of eastern Kansas and western Missouri. KLT Inc. and Home Service Solutions Inc., wholly owned subsidiaries of KCPL, pursue unregulated business ventures nationally, capturing growth opportunities in markets outside the regulated utility business.

CERTAIN FORWARD-LOOKING INFORMATION

Statements made in this release which are not based on historical facts are forward-looking and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Any forward-looking statements are intended to be as of the date on which such statement is made. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, we are providing a number of important factors that could cause actual results to differ materially from provided forward-looking information. These important factors include:
-    weather conditions
- future economic conditions in the regional, national and international markets
- state, federal and foreign regulation and possible additional reductions in regulated electric rates
- financial market conditions, including, but not limited to changes in interest rates
-    inflation rates
- increased competition, including, but not limited to, the deregulation of the United States electric utility industry, and the entry of new competitors
-    ability to carry out marketing and sales plans
- ability to achieve generation planning goals and the occurrence of unplanned generation outages
-    nuclear operations
- ability to enter new markets successfully and capitalize on growth opportunities in nonregulated businesses
- unforeseen events that would prevent correcting internal or external information systems for Year 2000 problems
- adverse changes in applicable laws, regulations or rules governing environmental (including air quality regulations), tax or accounting matters
- the proposed Western Resources Inc. (Western Resources) merger

This list of factors may not be all-inclusive since it is not possible for us to predict all possible factors.